Exhibit 5

[DLA PIPER LETTERHEAD]

May 18, 2016

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

Ladies and Gentlemen:

As legal counsel for Jamba, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of up to 1,066,000 shares (the “Shares”), of the Common Stock, $0.001 par value, of the Company as follows: (a) 900,000 Shares issuable under the Jamba, Inc. 2013 Equity Incentive Plan (as Amended and Restated May 17, 2016) (the “Plan”) and (b) 166,000 Shares issuable upon exercise of compensatory nonqualified stock options and settlement of time-based restricted stock units and performance-based restricted stock units granted pursuant to a Non-Plan Inducement Stock Option Award, Non-Plan Time-Based Restricted Stock Unit Award and Non-Plan Performance-Based Restricted Stock Unit Award (collectively, the “Award Agreements”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the Shares which may be issued pursuant to the Plan or the Award Agreements, are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan or the Award Agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Respectfully submitted,

/s/ DLA Piper LLP (US)